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EXHIBIT 23.1

Consent of Deloitte Touche Tohmatsu Auditores Independentes
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 23, 2010, relating to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries (the “Company”), and the effectiveness of Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE TOUCHE TOHMATSU
Auditores Independentes

São Paulo, Brazil

April 1, 2010